FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2004

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

        On December 22, 2004, United States Cellular Corporation (“U.S. Cellular”) issued a news release announcing a restatement of certain financial information previously reported for the third quarter of 2004, as discussed in Item 4.02(a) below. A copy of the news release is attached hereto as Exhibit 99.1.

        The information in this Item 2.02 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

        Based on the recommendation of management, on December 22, 2004, the audit committee of U.S. Cellular determined that the Consolidated Statements of Cash Flows included in the Quarterly Report on Form 10-Q for the period ended September 30, 2004 should be restated to correct the classification of approximately $68.1 million of accreted interest paid on the redemption of U.S. Cellular’s Liquid Yield Option Notes (“LYONs”). As a result, U.S. Cellular intends to file an amended Form 10-Q to restate the Consolidated Statements of Cash Flows for the nine months ended September 30, 2004. The restatement will reclassify the accreted interest portion of the LYONs that were redeemed in July 2004 from “Cash Flows From Financing Activities” to “Cash Flows From Operating Activities.” This restatement will have no effect on U.S. Cellular’s “Net increase (decrease) in cash and cash equivalents” for the nine months ended September 30, 2004, and will only change the classification of cash flow items. The restatement of the Consolidated Statements of Cash Flows will have no impact on revenues, expenses, net income, earnings per share, or any balance sheet items. The following table shows the effect of the reclassification on the affected captions of the Consolidated Statements of Cash Flows.

(Dollars in thousands)	Nine Months Ended September 30, 2004

Caption of Consolidated Statements of Cash Flows	As Previously Reported	Reclassification	As Restated

Cash Flows from Operating Activities	$383,814	$(68,056)	$315,758

Cash Flows from Financing Activities	(47,417)	68,056	20,639

Net Increase (Decrease) in Cash and Cash
Equivalents	$20,869	$0	$20,869

        The restatement of the Form 10-Q triggers a default under the revolving credit agreement between U.S. Cellular and certain lenders and under certain monetization agreements between subsidiaries of U.S. Cellular and a counterparty. However, U.S. Cellular was not in violation of any financial covenants. U.S. Cellular did not fail to make any scheduled payment of principal or interest under such revolving credit agreement or monetization agreements. U.S. Cellular has received waivers from the lenders associated with the revolving credit agreements and from the counterparty to the monetization agreements, under which the lenders and the counterparty agreed to waive any defaults that may have occurred as a result of the restatement.

        Management and the audit committee of U.S. Cellular have discussed the matters disclosed in this filing with PricewaterhouseCoopers LLP, U.S. Cellular’s independent accountants.

        As a result of the foregoing, on December 22, 2004, the audit committee of U.S. Cellular concluded that the financial statements included in the Quarterly Report on Form 10-Q for the period ended September 30, 2004 should not be relied upon. U.S. Cellular intends to file the amendment to the Form 10-Q for the period ended September 30, 2004 as soon as practically possible.

Item 9.01. Financial Statements and Exhibits

(c)      Exhibits:

        In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: December 23, 2004

By:	/s/ Thomas S. Weber

Thomas S. Weber
Vice President and Controller (Principal Accounting Officer)

EXHIBIT INDEX The following exhibits are filed herewith as noted below.

Exhibit Number	Description of Exhibit
99.1	Press Release dated December 22, 2004